EXHIBIT 99.2

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following information is provided in connection with, and should be read in conjunction with, the consolidated financial statements included elsewhere in this report. We operate on a fiscal year ending on April 30. The following discussion and analysis is for the fiscal year ended April 30, 2011.

Overview

We are a self-advised equity real estate investment trust engaged in owning and operating income-producing real properties. Our investments include multi-family residential properties and commercial properties located primarily in the upper Midwest states of Minnesota and North Dakota. Our properties are diversified in property type and location. As of April 30, 2011, our real estate portfolio consisted of 78 multi-family residential properties containing 8,661 apartment units and having a total real estate investment amount net of accumulated depreciation of $367.1 million, and 176 commercial properties containing approximately 12.2 million square feet of leasable space and having a total real estate investment amount net of accumulated depreciation of $1.1 billion. Our commercial properties consist of:

•	68 commercial office properties containing approximately 5.1 million square feet of leasable space and having a total real estate investment amount net of accumulated depreciation of $490.8 million;

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56 commercial medical properties (including senior housing) containing approximately 2.7 million square feet of leasable space and having a total real estate investment amount net of accumulated depreciation of $382.5 million;

•
19 commercial industrial properties containing approximately 3.0 million square feet of leasable space and having a total real estate investment amount net of accumulated depreciation of $99.9 million; and

•	33 commercial retail properties containing approximately 1.4 million square feet of leasable space and having a total real estate investment amount net of accumulated depreciation of $101.5 million.

Our primary source of income and cash is rents associated with multi-family residential and commercial leases.  Our business objective is to increase shareholder value by employing a disciplined investment strategy.  This strategy is focused on growing assets in desired geographical markets, achieving diversification by property type and location, and adhering to targeted returns in acquiring properties.

Total revenues of IRET Properties, our operating partnership, increased by $5.9 million to $237.2 million in fiscal year 2011, compared to $231.3 million in fiscal year 2010.  This increase was primarily attributable to the addition of new real estate properties.  We estimate that rent concessions offered to tenants during the twelve months ended April 30, 2011 lowered our operating revenues by approximately $4.5 million, compared to $2.4 million for fiscal year 2010.  Expenses increased during fiscal year 2011, with utilities, maintenance, real estate taxes, and property management expense all increasing from year-earlier levels.

On an all-property basis, physical occupancy levels in our total commercial property segments decreased to 86.1% in fiscal year 2011 from 87.6% in fiscal year 2010.  Physical occupancy rates in our commercial medical segment increased; physical occupancy in our commercial office, commercial industrial and commercial retail segments decreased.  Physical occupancy in our multi-family residential segment increased to 92.8% in fiscal year 2011 on an all-property basis, from 89.7% in fiscal year 2010.

As our physical occupancy levels demonstrate, we continued to experience a challenging market environment in our commercial office, industrial and retail segments.  While many of our markets appear to be emerging from recession, growth remains sluggish and unemployment high, and we continue to find it challenging to lease vacant space.  We expect these leasing challenges to continue during fiscal year 2012, with correspondingly flat or modest growth in rental revenues and net operating income.   Our commercial medical segment continued to show strengthening results, and remains the best performing segment in our overall commercial portfolio, with strong real estate revenue and net operating income results.

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Our multi-family residential properties have shown steady improvement in occupancy and real estate revenue over the past several quarters.  We believe we are seeing positive results from our internal property management initiative, in terms of our ability to focus on increasing net operating income by improving occupancy, maintaining  control of expenses and establishing  direct relationships with our residents.  In some markets we are experiencing sufficient improvement in market fundamentals (i.e., a better balance of supply of available units with demand for those units) to permit us to raise rents.  While we expect to see continued favorable results in our multi-family segment in fiscal year 2012, our ability to maintain occupancy levels and selectively raise rents is dependent on continued economic recovery and employment growth, and the strength and sustainability of a recovery is currently still uncertain.

While we plan to actively pursue property acquisitions and development projects throughout fiscal year 2012, which may provide future revenue and net operating income growth, in our experience potential acquisitions are fully priced, based on their current income, and accordingly we continue to find it challenging to identify in our markets accretive acquisitions that are attractively priced.

During fiscal year 2011, our financing and refinancing efforts continued to make a solid contribution to our net income.  Our mortgage interest expense decreased approximately 4.0% over the year-earlier period, which translated into a reduction of approximately $2.6 million in mortgage interest expense.   Our overall weighted average interest rate on all outstanding mortgage debt (excluding our multi-bank line of credit and new loans for our Jamestown Mall and Trinity Hospital build-to-suit development projects, which are financed with Recovery Zone Facility Revenue Bonds) was 5.92% as of April 30, 2011, compared to 6.17% as of April 30, 2010.  In fiscal year 2012, we expect that capital accessed through cash-out refinancings of existing mortgage debt will be at lower levels than in fiscal year 2011, due to fewer mortgage loans scheduled for refinancing.  We continue to expect, however, based on recent experience, that we will be able successfully to refinance, on terms comparable to existing financings, those mortgage loans that are scheduled for refinancing.

Additional information and more detailed discussions of our fiscal year 2011 operating results are found in the following sections of this Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Critical Accounting Policies

Set forth below is a summary of the accounting policies that management believes are critical to the preparation of the consolidated financial statements included in this Annual Report on Form 10-K.

Real Estate. Real estate is carried at cost, net of accumulated depreciation, less an adjustment for impairment, if any. Depreciation requires an estimate by management of the useful life of each property as well as an allocation of the costs associated with a property to its various components. As described further below, the process of allocating property costs to its components involves a considerable amount of subjective judgments to be made by Company management. If the Company does not allocate these costs appropriately or incorrectly estimates the useful lives of its real estate, depreciation expense may be misstated. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets. The Company uses a 20-40 year estimated life for buildings and improvements and a 5-12 year estimated life for furniture, fixtures and equipment. Maintenance and repairs are charged to operations as incurred. Renovations and improvements that improve and/or extend the useful life of the asset are capitalized over their estimated useful life, generally five to ten years.

Upon acquisitions of real estate, the Company assesses the fair value of acquired tangible assets (including land, buildings and personal property), which is determined by valuing the property as if it were vacant, and considers whether there were significant intangible assets acquired (for example, above-and below-market leases, the value of acquired in-place leases, and tenant relationships) and acquired liabilities, and allocates the purchase price based on these assessments. The as-if-vacant value is allocated to land, buildings, and personal property based on management’s determination of the relative fair value of these assets. The estimated fair value of the property is the amount that would be recoverable upon the disposition of the property. Techniques used to estimate fair value include discounted cash flow analysis and reference to recent sales of comparable properties. Estimates of future cash flows are based on a number of factors including the historical operating results, known trends, and market/economic conditions that may affect the property. Land value is assigned based on the purchase price if land is acquired separately, or based on estimated market value if acquired in a merger or in a portfolio acquisition.

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Above-market and below-market in-place lease values for acquired properties are estimated based on the present value of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The Company performs this analysis on a lease-by-lease basis. The capitalized above-market or below-market intangible is amortized to rental income over the remaining non-cancelable terms of the respective leases.

Other intangible assets acquired include amounts for in-place lease values that are based upon the Company’s evaluation of the specific characteristics of the leases. Factors considered in these analyses include an estimate of carrying costs during hypothetical expected lease-up periods, considering current market conditions, and costs to execute similar leases. The Company also considers information about each property obtained during its pre-acquisition due diligence and marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired.

Property sales or dispositions are recorded when title transfers and sufficient consideration is received by the Company and the Company has no significant continuing involvement with the property sold.

Impairment.  The Company’s long-lived assets are reviewed for impairment quarterly if events or changes in circumstances (such as adverse market conditions, including conditions resulting from an ongoing economic recession) indicate that a long-lived asset might be impaired. Judgments regarding existence of impairment indicators are based on factors such as operational performance, market conditions, expected holding period of each asset and events that occur that affect the financial strength of significant tenants of the assets, including tenants who have filed for bankruptcy.  For long-lived assets in which an impairment indicator is present, the Company compares the expected future undiscounted cash flows for the long-lived asset against the carrying amount of the asset, including any associated intangibles, subject to evaluation. The evaluation of undiscounted cash flows is subjective and reflects assumptions regarding current market conditions relative to the long-lived asset being evaluated, such as future occupancy, rental rates and capital requirements.  A worsening real estate market may cause the Company to re-evaluate the assumptions used in our impairment analysis.  If there is an indication of impairment based on this evaluation because the expected undiscounted cash flows plus reversion are less than the asset’s carrying value, impairment is recorded based on the estimated fair value (typically based on a current independent appraisal) of the long-lived asset in comparison to its carrying value.  The results of the Company’s evaluation of impairment analysis could be material to the Company’s financial statements.

Allowance for Doubtful Accounts. The Company periodically evaluates the collectibility of amounts due from tenants and maintains an allowance for doubtful accounts (approximately $317,000 as of April 30, 2011) for estimated losses resulting from the inability of tenants to make required payments under their respective lease agreements. The Company also maintains an allowance for deferred rents receivable arising from the straight-lining of rents (approximately $996,000 as of April 30, 2011) and from mortgage loans (approximately $3,000 as of April 30, 2011). The straight-lining of rents receivable arises from earnings recognized in excess of amounts currently due under lease agreements. Management exercises judgment in establishing these allowances and considers payment history and current credit status in developing these estimates. If estimates differ from actual results this would impact reported results.

Revenue Recognition - The Company has the following revenue sources and revenue recognition policies:

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Base Rents - income arising from tenant leases. These rents are recognized over the non-cancelable term of the related leases on a straight-line basis, which includes the effects of rent increases and abated rent under the leases.  Certain leases provide for tenant occupancy during periods for which no rent is due or where minimum rent payments increase during the term of the lease. Rental revenue is recorded for the full term of each lease on a straight-line basis. Accordingly, the Company records a receivable from tenants for rents that it expects to collect over the remaining lease term as deferred rents receivable. When the Company acquires a property, the term of the existing leases is considered to commence as of the acquisition date for the purposes of this calculation. Revenue recognition is considered to be critical because the evaluation of the reliability of such deferred rents receivable involves management's assumptions relating to such tenant's viability.

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Percentage Rents - income arising from retail tenant leases which are contingent upon the sales of the tenant exceeding a defined threshold. These rents are recognized only after the contingency has been removed (i.e., sales thresholds have been achieved).

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Expense Reimbursement Income – revenue arising from tenant leases, which provide for the recovery of all or a portion of the operating expenses and real estate taxes of the respective property. This revenue is accrued in the same periods as the expenses are incurred.

Income Taxes. The Company operates in a manner intended to enable it to continue to qualify as a REIT under Sections 856-860 of the Internal Revenue Code of 1986, as amended. Under those sections, a REIT which distributes at least 90% of its REIT taxable income as a distribution to its shareholders each year and which meets certain other conditions will not be taxed on that portion of its taxable income which is distributed to its shareholders. The Company intends to distribute to its shareholders 100% of its taxable income. Therefore, no provision for Federal income taxes is required. If the Company fails to distribute the required amount of income to its shareholders, it would fail to qualify as a REIT and substantial adverse tax consequences may result.

The Company has one TRS, acquired during the fourth quarter of fiscal year 2010, which is subject to corporate federal and state income taxes on its taxable income at regular statutory rates.  For fiscal years 2011 and 2010, the Company’s TRS had a net operating loss.  There were no income tax provisions or material deferred income tax items for our TRS for the fiscal years ended April 30, 2011 and 2010.  The Company’s TRS is the tenant in the Company’s Wyoming assisted living facilities.

The Company’s taxable income is affected by a number of factors, including, but not limited to, the following:  that the Company’s tenants perform their obligations under their leases with the Company and that the Company’s tax and accounting positions do not change.  These factors, which impact the Company’s taxable income, are subject to change, and many are outside the control of the Company.  If actual results vary, the Company’s taxable income may change.

Recent Accounting Pronouncements

For disclosure regarding recent accounting pronouncements and the anticipated impact they will have on our operations, please refer to Note 2 to our Consolidated Financial Statements.

RESULTS OF OPERATIONS

Revenues

Total revenues for fiscal year 2011 were $237.2 million, compared to $231.3 million in fiscal year 2010 and $228.3 million in fiscal year 2009. Revenues during fiscal year 2011 were $5.9 million greater than revenues in fiscal year 2010 and revenues during fiscal year 2010 were $3.0 million greater than in fiscal year 2009.

For fiscal 2011, the increase in revenue of $5.9 million resulted from:

(in thousands)
Rent in Fiscal 2011 from 10 properties acquired in fiscal year 2010 in excess of that received in 2010 from the same 10 properties	$7,799
Rent from 8 properties acquired in fiscal year 2011	2,356
Decrease in rental income on stabilized properties due primarily to a decrease in occupancy	(4,285)
$5,870

For fiscal 2010, the increase in revenue of $3.0 million resulted from:

(in thousands)
Rent in Fiscal 2010 from 9 properties acquired in fiscal year 2009 in excess of that received in 2009 from the same 9 properties	$2,234
Rent from 10 properties acquired in fiscal year 2010	4,243
Decrease in rental income on stabilized properties due primarily to a decrease in occupancy	(3,482)
$2,995

As illustrated above, the majority of the increase in our gross revenue for fiscal years 2011 and 2010 ($10.2 million and $6.5 million respectively) resulted from the addition of new real estate properties to the IRET Properties’ portfolio. Rental Revenue in fiscal years 2011 and 2010 from stabilized properties decreased $4.3 and $3.5 million, respectively. For the next 12 months, we continue to look to acquisitions and development of new properties and

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recovery in our stabilized portfolio to be the most significant factors in any increases in our revenues and ultimately our net income.  However, we have not observed any marked and sustained decline in the prices at which investment properties are offered for sale, which, combined with the general lack of improvement in operating fundamentals, makes identifying attractive acquisition possibilities a continuing challenge. Consequently, there is ongoing uncertainty regarding our ability to identify acquisition targets and our ability to make acquisitions accordingly could be adversely affected.

Gain on Sale of Real Estate

The Company realized a gain on sale of real estate, land and other investments for fiscal year 2011 of approximately $19.4 million. This compares to approximately $68,000 of gain on sale of real estate recognized in fiscal 2010 and approximately $54,000 recognized in fiscal 2009.  Properties sold in fiscal years 2011 and 2010 are detailed below in the section captioned “Property Dispositions.”

Net Operating Income

The following tables report segment financial information.  We measure the performance of our segments based on net operating income (“NOI”), which we define as total real estate revenues less real estate expenses and real estate taxes (excluding depreciation and amortization related to real estate investments and impairment of real estate investments).  We believe that NOI is an important supplemental measure of operating performance for a REIT’s operating real estate because it provides a measure of core operations that is unaffected by depreciation, amortization, financing and general and administrative expense.  NOI does not represent cash generated by operating activities in accordance with GAAP and should not be considered an alternative to net income, net income available for common shareholders or cash flow from operating activities as a measure of financial performance.

The following tables show real estate revenues, real estate operating expenses and NOI by reportable operating segment for fiscal years 2011, 2010 and 2009.  For a reconciliation of net operating income of reportable segments to net income as reported, see Note 11 of the Notes to Consolidated Financial Statements in this report.

The tables also show net operating income by reportable operating segment on a stabilized property and non-stabilized property basis.  Stabilized properties are properties owned for the entirety of the periods being compared, and, in the case of development or re-development properties, which have achieved a target level of occupancy.  This comparison allows the Company to evaluate the performance of existing properties and their contribution to net income.  Management believes that measuring performance on a stabilized property basis is useful to investors because it enables evaluation of how the Company’s properties are performing year over year.  Management uses this measure to assess whether or not it has been successful in increasing net operating income, renewing the leases of existing tenants, controlling operating costs and appropriately handling capital improvements.

	(in thousands)
Year Ended April 30, 2011	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	All Segments

Real estate revenue	$66,838	$77,747	$66,048	$13,165	$13,387	$237,185
Real estate expenses
Utilities	6,479	7,515	3,359	389	496	18,238
Maintenance	10,755	11,430	4,581	765	1,709	29,240
Real estate taxes	6,537	13,894	5,726	2,607	2,088	30,852
Insurance	1,205	503	384	127	85	2,304
Property management	9,153	2,713	8,416	440	554	21,276
Total real estate expenses	$34,129	$36,055	$22,466	$4,328	$4,932	$101,910
Net operating income	$32,709	$41,692	$43,582	$8,837	$8,455	$135,275

Stabilized net operating income	$32,467	$41,187	$39,518	$8,216	$8,267	$129,655
Non-stabilized net operating income	242	505	4,064	621	188	5,620
Total net operating income	$32,709	$41,692	$43,582	$8,837	$8,455	$135,275

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	(in thousands)
Year Ended April 30, 2010	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	All Segments

Real estate revenue	$65,478	$82,079	$57,439	$13,095	$13,224	$231,315
Real estate expenses
Utilities	6,303	7,188	2,937	185	488	17,101
Maintenance	9,549	11,127	4,210	738	1,348	26,972
Real estate taxes	6,316	14,150	5,046	2,550	2,148	30,210
Insurance	1,664	1,051	479	224	197	3,615
Property management	8,783	3,317	5,232	424	624	18,380
Total real estate expenses	$32,615	$36,833	$17,904	$4,121	$4,805	$96,278
Gain on involuntary conversion	1,660	0	0	0	0	1,660
Net operating income	$34,523	$45,246	$39,535	$8,974	$8,419	$136,697

Stabilized net operating income	$34,474	$45,304	$38,524	$8,767	$8,419	$135,488
Non-stabilized net operating income	49	(58)	1,011	207	0	1,209
Total net operating income	$34,523	$45,246	$39,535	$8,974	$8,419	$136,697

	(in thousands)
Year Ended April 30, 2009	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	All Segments

Real estate revenue	$65,632	$83,446	$52,547	$12,488	$14,207	$228,320
Real estate expenses
Utilities	6,861	7,851	2,859	93	448	18,112
Maintenance	9,084	11,287	4,046	566	1,448	26,431
Real estate taxes	6,654	13,850	4,515	1,878	2,180	29,077
Insurance	1,089	1,003	419	171	182	2,864
Property management	7,627	3,653	4,207	434	795	16,716
Total real estate expenses	$31,315	$37,644	$16,046	$3,142	$5,053	$93,200
Net operating income	$34,317	$45,802	$36,501	$9,346	$9,154	$135,120

Stabilized net operating income	$33,356	$45,713	$35,929	$9,228	$9,154	$133,380
Non-stabilized net operating income	961	89	572	118	0	1,740
Total net operating income	$34,317	$45,802	$36,501	$9,346	$9,154	$135,120

Changes in Expenses and Net Income

Net income available to common shareholders for fiscal year 2011 was $17.7 million, compared to $1.6 million in fiscal year 2010 and $6.2 million in fiscal year 2009. On a per common share basis, net income was $.22 per common share in fiscal year 2011, compared to $.03 per common share in fiscal year 2010 and $.11 in fiscal year 2009.

These changes in net income result from the changes in revenues and expenses detailed below:

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Changes in net income available to common shareholders for fiscal year 2011 resulted from:

(in thousands)
An increase in income from discontinued operations	$20,530
A decrease in interest expense primarily due to debt refinancing	1,640
A decrease in impairment of real estate investment	708
An increase in net operating income (not including involuntary conversion)	238
An increase in net loss attributable to noncontrolling interests - consolidated real estate entities	202

These increases were offset by:
An increase in net income attributable to noncontrolling interests - Operating Partnership	(3,887)
A decrease in gain on involuntary conversion	(1,660)
An increase in depreciation/amortization expense related to real estate investments	(755)
An increase in amortization related to non-real estate investments	(317)
A decrease in interest income	(280)
An increase in other expenses, administrative, advisory and trustee services	(265)
A decrease in other income	(73)
Total increase in fiscal 2011 net income available to common shareholders	$16,081

Changes in net income available to common shareholders for fiscal year 2010 resulted from:

(in thousands)
A decrease in net income attributable to noncontrolling interests - Operating Partnership	$1,665
An increase in gain on involuntary conversion	1,660
An increase in other income	41

These increases were offset by:
An increase in depreciation/amortization expense related to real estate investments	(2,719)
An increase in other expenses, administrative, advisory and trustee services	(2,409)
An increase in loss from discontinued operations	(895)
An increase in impairment of real estate investment	(708)
An increase in interest expense primarily due to debt placed on new acquisitions	(653)
An increase in amortization related to non-real estate investments	(302)
A decrease in net operating income primarily due to vacancy on stabilized properties (not including involuntary conversion)	(83)
A decrease in interest income	(60)
A decrease in net loss attributable to noncontrolling interests - consolidated real estate entities	(62)
Total decrease in fiscal 2010 net income available to common shareholders	$(4,525)

Factors Impacting Net Income During Fiscal Year 2011 as Compared to Fiscal Year 2010

Physical occupancy rates in three of our five segments, on an all properties basis, decreased compared to the year-earlier period, while real estate revenue increased in four of our five segments in fiscal year 2011 compared to fiscal year 2010.  Net income available to common shareholders increased to $17.7 million in fiscal year 2011, compared to $1.6 million in fiscal year 2010.  Revenue increases during fiscal year 2011 were offset by increases in utilities, maintenance, real estate taxes and property management expense.

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Physical Occupancy.  During fiscal year 2011, physical occupancy levels at our properties on an all properties basis decreased over year-earlier levels in three of our five reportable segments (commercial office, commercial industrial and commercial retail), and increased in our multi-family residential and commercial medical segments.  Physical occupancy rates on a stabilized property basis for the fiscal year ended April 30, 2011 decreased in four of our five reportable segments compared to the fiscal year ended April 30, 2010, and are shown below:

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	Stabilized Properties		All Properties
	Fiscal Year Ended April 30,		Fiscal Year Ended April 30,
Segments	2011	2010	2011	2010
Multi-Family Residential	92.8%	89.7%	92.8%	89.7%
Commercial Office	79.2%	83.9%	79.7%	83.4%
Commercial Medical	95.3%	95.7%	96.0%	95.1%
Commercial Industrial	89.8%	90.6%	90.1%	90.7%
Commercial Retail	82.1%	82.3%	81.1%	82.3%

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Concessions.  Our overall level of tenant concessions increased for the fiscal year ended April 30, 2011 compared to the year-earlier period. To maintain or increase physical occupancy levels at our properties, we may offer tenant incentives, generally in the form of lower or abated rents, which results in decreased revenues and income from operations at our properties.  Rent concessions offered during the fiscal year ended April 30, 2011 lowered our operating revenues by approximately $4.5 million, as compared to an approximately $2.4 million reduction in operating revenues attributable to rent concessions offered in fiscal year 2010.

The following table shows the approximate reduction in our operating revenues due to rent concessions, by segment, for the fiscal years ended April 30, 2011 and 2010:

	(in thousands)
	Fiscal Year Ended April 30,
	2011	2010	Change
Multi-Family Residential	$1,539	$1,152	$387
Commercial Office(1)	2,081	747	1,334
Commercial Medical(1)	284	381	(97)
Commercial Industrial(1)	389	99	290
Commercial Retail(1)	239	27	212
Total	$4,532	$2,406	$2,126

(1) Rent concessions are amortized on a straight-line basis over the terms of the related leases.

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Increased Depreciation Expense.  Depreciation expense increased in fiscal year 2011 compared to fiscal year 2010, from $54.6 million to $55.4 million, an increase of $828,000 or approximately 1.5%.  Depreciation expense at properties newly acquired in fiscal years 2011 and 2010 added $1.6 million to the depreciation expense category during fiscal year 2011 while depreciation expenses at existing properties decreased by $775,000.  Depreciation expense consists of depreciation on buildings and capital improvements, and does not include depreciation on property and equipment at the Company’s offices.  Depreciation for property and equipment at the Company’s offices was $425,000 for a total Depreciation/amortization related to real estate investments of $55.8 million for fiscal year 2011.

Depreciation expense by reportable segment for the fiscal years ended April 30, 2011 and 2010 is as follows:

	(in thousands)
	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	All Segments

2011	$13,604	$19,882	$15,630	$3,317	$2,951	$55,384
2010	$13,105	$20,574	$14,383	$3,498	$2,996	$54,556
Change	$499	$(692)	$1,247	$(181)	$(45)	$828
% change (2011 vs. 2010)	3.8%	(3.4%)	8.7%	(5.2%)	(1.5%)	1.5%

Stabilized	$383	$(945)	$223	$(292)	$(144)	$(775)
Non-stabilized	$116	$253	$1,024	$111	$99	$1,603
Change	$499	$(692)	$1,247	$(181)	$(45)	$828

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Increased Utility Expense.  Utility expense totaled $18.2 million in fiscal year 2011, compared to $17.1 million in fiscal year 2010.  Utility expenses at properties newly acquired in fiscal years 2011 and 2010

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added $438,000 to the utility expense category during fiscal year 2011 (with our commercial medical segment accounting for $344,000), while utility expenses at existing properties increased by $699,000, primarily due to increased heating costs in fiscal year 2011 compared to fiscal year 2010, for a total increase of $1.1 million or 6.6% in utility expenses in fiscal year 2011 compared to fiscal year 2010.

Utility expenses by reportable segment for the fiscal years ended April 30, 2011 and 2010 are as follows:

	(in thousands)
	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	All Segments

2011	$6,479	$7,515	$3,359	$389	$496	$18,238
2010	$6,303	$7,188	$2,937	$185	$488	$17,101
Change	$176	$327	$422	$204	$8	$1,137
% change (2011 vs. 2010)	2.8%	4.5%	14.4%	110.3%	1.6%	6.6%

Stabilized	$119	$290	$78	$204	$8	$699
Non-stabilized	$57	$37	$344	$0	$0	$438
Change	$176	$327	$422	$204	$8	$1,137

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Increased Maintenance Expense.  Maintenance expenses totaled $29.2 million in fiscal year 2011, compared to $27.0 million in fiscal year 2010.  Maintenance expenses at properties newly acquired in fiscal years 2011 and 2010 added approximately $368,000 to the maintenance expense category during fiscal year 2011, while maintenance expenses at existing properties increased by approximately $1.9 million, primarily for increased snow removal costs in all segments and for payroll and tax expenses at our multi-family residential segment resulting in a net increase of approximately $2.3 million or 8.4% in maintenance expenses in fiscal year 2011 compared to fiscal year 2010.  Under the terms of most of our commercial leases, the full cost of maintenance is paid by the tenant as additional rent. For our noncommercial real estate properties, any increase in our maintenance costs must be collected from tenants in the form of general rent increases.

Maintenance expenses by reportable segment for the fiscal years ended April 30, 2011 and 2010 are as follows:

	(in thousands)
	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	All Segments

2011	$10,755	$11,430	$4,581	$765	$1,709	$29,240
2010	$9,549	$11,127	$4,210	$738	$1,348	$26,972
Change	$1,206	$303	$371	$27	$361	$2,268
% change (2011 vs. 2010)	12.6%	2.7%	8.8%	3.7%	26.8%	8.4%

Stabilized	$1,086	$229	$209	$23	$353	$1,900
Non-stabilized	$120	$74	$162	$4	$8	$368
Change	$1,206	$303	$371	$27	$361	$2,268

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Increased Real Estate Tax Expense.  Real estate taxes on properties newly acquired in fiscal years 2011 and 2010 added $264,000 to real estate tax expense, while real estate taxes on existing properties increased by approximately $378,000, for a total increase of $642,000 or 2.1% in real estate tax expense in fiscal year 2011 compared to fiscal year 2010, from $30.2 million to $30.9 million.  The increase in real estate taxes was a net result of increased assessed values in the multi-family residential and commercial medical segments offset by decreased assessed values in the commercial office and commercial retail segments.

2011 Annual Report 10

Real estate tax expense by reportable segment for the fiscal years ended April 30, 2011 and 2010 is as follows:

	(in thousands)
	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	All Segments

2011	$6,537	$13,894	$5,726	$2,607	$2,088	$30,852
2010	$6,316	$14,150	$5,046	$2,550	$2,148	$30,210
Change	$221	$(256)	$680	$57	$(60)	$642
% change (2011 vs. 2010)	3.5%	(1.8%)	13.5%	2.2%	(2.8%)	2.1%

Stabilized	$156	$(349)	$636	$28	$(93)	$378
Non-stabilized	$65	$93	$44	$29	$33	$264
Change	$221	$(256)	$680	$57	$(60)	$642

•
Decreased Insurance Expense.  Insurance expense decreased in fiscal year 2011 compared to fiscal year 2010, from $3.6 million to $2.3 million, a decrease of approximately 36.3%.  Insurance expense at properties newly-acquired in fiscal years 2011 and 2010 added approximately $187,000 to insurance expense, while insurance expense at existing properties decreased by approximately $1.5 million, for a decrease of approximately $1.3 million in insurance expense in fiscal year 2011 compared to fiscal year 2010.  The decrease in insurance expense at stabilized properties is due to reduced insurance rates because of better claims experience.

Insurance expense by reportable segment for the fiscal years ended April 30, 2011 and 2010 is as follows:

	(in thousands)
	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	All Segments

2011	$1,205	$503	$384	$127	$85	$2,304
2010	$1,664	$1,051	$479	$224	$197	$3,615
Change	$(459)	$(548)	$(95)	$(97)	$(112)	$(1,311)
% change (2011 vs. 2010)	(27.6%)	(52.1%)	(19.8%)	(43.3%)	(56.9%)	(36.3%)

Stabilized	$(469)	$(553)	$(267)	$(97)	$(112)	$(1,498)
Non-stabilized	$10	$5	$172	$0	$0	$187
Change	$(459)	$(548)	$(95)	$(97)	$(112)	$(1,311)

•
Increased Property Management Expense.  Property management expense increased in fiscal year 2011 compared to fiscal year 2010, from $18.4 million to $21.3 million, an increase of $2.9 million or approximately 15.8%.  Property management expenses at properties newly acquired in fiscal years 2011 and 2010 added $4.5 million to the property management category during fiscal year 2011 (with our commercial medical segment accounting for $4.4 million) while property management expenses at existing properties decreased by $1.6 million primarily as a result of a reduction in bad debt expense in the commercial medical segment of $1.0 million, offset by an increase in bad debt expense in the multi-family residential segment of $348,000 and to a lesser extent reduced management fees in the commercial office segment of $746,000.

2011 Annual Report 11

Property management expense by reportable segment for the fiscal years ended April 30, 2011 and 2010 is as follows:

	(in thousands)
	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	All Segments

2011	$9,153	$2,713	$8,416	$440	$554	$21,276
2010	$8,783	$3,317	$5,232	$424	$624	$18,380
Change	$370	$(604)	$3,184	$16	$(70)	$2,896
% change (2011 vs. 2010)	4.2%	(18.2%)	60.9%	3.8%	(11.2%)	15.8%

Stabilized	$275	$(623)	$(1,175)	$9	$(76)	$(1,590)
Non-stabilized	$95	$19	$4,359	$7	$6	$4,486
Change	$370	$(604)	$3,184	$16	$(70)	$2,896

•
Decreased Mortgage Interest Expense.  Our mortgage interest expense decreased approximately $2.5 million, or 4.0%, to approximately $61.1 million during fiscal year 2011, compared to $63.6 million in fiscal year 2010. The mortgage interest expense category does not include interest expense on the multi-bank line of credit we entered into in the first quarter of fiscal year 2011, which totaled approximately $851,000 in fiscal year 2011, or interest expense totaling approximately $96,000 in fiscal year 2011 on our two loans financed with Recovery Zone Facility Bonds.  Mortgage interest expense and interest expense on our line of credit and on our two loans financed with Recovery Zone Facility Bonds are all components of “Interest expense” on our consolidated statement of operations. Mortgage interest expense for properties newly acquired in fiscal years 2011 and 2010 added $321,000 to our total mortgage interest expense in fiscal year 2011, while mortgage interest expense on existing properties decreased $2.9 million.  Our overall weighted average interest rate on all outstanding mortgage debt was 5.92% as of April 30, 2011, compared to 6.17% as of April 30, 2010.  Our mortgage debt decreased approximately $63.8 million, or 6.0%, to approximately $993.8 million as of April 30, 2011, compared to April 30, 2010. Mortgage debt does not include our multi-bank line of credit and our two loans financed with Recovery Zone Facility Bonds, both of which appear on our consolidated balance sheet in “Other debt.”

Mortgage interest expense by reportable segment for the fiscal years ended April 30, 2011 and 2010 is as follows:

	(in thousands)
	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	All Segments

2011	$16,550	$21,349	$16,307	$3,786	$3,071	$61,063
2010	$16,540	$22,864	$17,023	$3,884	$3,308	$63,619
Change	$10	$(1,515)	$(716)	$(98)	$(237)	$(2,556)
% change (2011 vs. 2010)	0.1%	(6.6%)	(4.2%)	(2.5%)	(7.2%)	(4.0%)

Stabilized	$(159)	$(1,608)	$(710)	$(163)	$(237)	$(2,877)
Non-stabilized	$169	$93	$(6)	$65	$0	$321
Change	$10	$(1,515)	$(716)	$(98)	$(237)	$(2,556)

•
Decreased Amortization Expense. The Company allocates a portion of the purchase price paid for properties to in-place lease intangible assets.  The amortization period of these intangible assets is the term of the lease, rather than the estimated life of the buildings and improvements.  The Company accordingly initially records additional amortization expense due to this shorter amortization period, which has the effect in the short term of decreasing the Company’s net income available to common shareholders, as computed in accordance with GAAP.  Amortization expense related to in-places leases totaled $7.1 million in fiscal year 2011, compared to $8.6 million in fiscal year 2010. The decrease in amortization expense in fiscal year 2011 compared to fiscal year 2010 was primarily due to prior years’ acquisitions becoming completely amortized.

•
Increased Administrative expenses.  Administrative expenses totaled $6.6 million in fiscal year 2011, compared to $5.7 million in fiscal year 2010, with the increase due primarily to higher salary and employee incentive compensation expense.

2011 Annual Report 12

Factors Impacting Net Income During Fiscal Year 2010 as Compared to Fiscal Year 2009

Physical occupancy rates in four of our five segments, on an all properties basis, decreased compared to the year-earlier period, and real estate revenue decreased in three of our five segments in fiscal year 2010 compared to fiscal year 2009.  Net income available to common shareholders decreased to $1.6 million in fiscal year 2010, compared to $6.2 million in fiscal year 2009.  Revenue increases during fiscal year 2010 were offset by increases in maintenance, real estate taxes, property management and insurance expense.

•
Physical Occupancy.  During fiscal year 2010, physical occupancy levels at our properties on an all properties basis decreased over year-earlier levels in four of our five reportable segments (multi-family, commercial office, commercial industrial and commercial retail), and increased slightly in our commercial medical segment.  Physical occupancy rates on a stabilized property basis for the fiscal year ended April 30, 2010 decreased in all of our reportable segments compared to the fiscal year ended April 30, 2009, and are shown below:

	Stabilized Properties		All Properties
	Fiscal Year Ended April 30,		Fiscal Year Ended April 30,
Segments	2010	2009	2010	2009
Multi-Family Residential	89.6%	93.6%	89.7%	93.4%
Commercial Office	84.2%	87.4%	83.4%	87.5%
Commercial Medical	94.5%	95.6%	95.1%	95.0%
Commercial Industrial	90.3%	96.9%	90.7%	97.0%
Commercial Retail	82.3%	84.2%	82.3%	84.2%

•
Concessions.  Our overall level of tenant concessions decreased for the fiscal year ended April 30, 2010 compared to the year-earlier period. To maintain or increase physical occupancy levels at our properties, we may offer tenant incentives, generally in the form of lower or abated rents, which results in decreased revenues and income from operations at our properties.  Rent concessions offered during the fiscal year ended April 30, 2010 and 2009 lowered our operating revenues by approximately $2.4 million.

The following table shows the approximate reduction in our operating revenues due to rent concessions, by segment, for the fiscal years ended April 30, 2010 and 2009:

	(in thousands)
	Fiscal Year Ended April 30,
	2010	2009	Change
Multi-Family Residential	$1,152	$1,085	$67
Commercial Office	747	1,036	(289)
Commercial Medical	381	34	347
Commercial Industrial	99	220	(121)
Commercial Retail	27	44	(17)
Total	$2,406	$2,419	$(13)

•
Increased Depreciation Expense.  Depreciation expense increased in fiscal year 2010 compared to fiscal year 2009, from $52.0 million to $54.5 million, an increase of $2.5 million or approximately 4.8%.  Depreciation expense at properties newly acquired in fiscal years 2010 and 2009 added $1.3 million to the depreciation expense category during fiscal year 2010 while depreciation expenses at existing properties increased by $1.2 million.  Depreciation expense consists of depreciation on buildings and capital improvements, and does not include depreciation on property and equipment at the Company’s offices. Depreciation for property and equipment at the Company’s offices was $498,000 for a total Depreciation/amortization related to real estate investments of $55.1 million for fiscal year 2010.

2011 Annual Report 13

Depreciation expense by reportable segment for the fiscal years ended April 30, 2010 and 2009 is as follows:

	(in thousands)
	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	All Segments

2010	$13,105	$20,574	$14,383	$3,498	$2,996	$54,556
2009	$12,076	$20,760	$13,109	$3,368	$2,727	$52,040
Change	$1,029	$(186)	$1,274	$130	$269	$2,516
% change (2010 vs. 2009)	8.5%	(0.9%)	9.7%	3.9%	9.9%	4.8%

Stabilized	$697	$(279)	$535	$(16)	$269	$1,206
Non-stabilized	$332	$93	$739	$146	$0	$1,310
2010	$1,029	$(186)	$1,274	$130	$269	$2,516

•
Decreased Utility Expense.  Utility expense totaled $17.1 million in fiscal year 2010, compared to $18.1 million in fiscal year 2009.  Utility expenses at properties newly acquired in fiscal years 2010 and 2009 added $313,000 to the utility expense category during fiscal year 2010 (with our commercial medical segment accounting for $311,000), while utility expenses at existing properties decreased by $1.3 million, primarily due in part to decreased heating costs compared to fiscal year 2009’s unseasonably cold temperatures and, to a lesser degree, decreased rates in fiscal year 2010 compared to fiscal year 2009’s higher fuel costs (notably in our commercial office segment with a decrease of $682,000), for a total decrease of $1.0 million or 5.6% in utility expenses in fiscal year 2010 compared to fiscal year 2009.

Utility expenses by reportable segment for the fiscal years ended April 30, 2010 and 2009 are as follows:

	(in thousands)
	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	All Segments

2010	$6,303	$7,188	$2,937	$185	$488	$17,101
2009	$6,861	$7,851	$2,859	$93	$448	$18,112
Change	$(558)	$(663)	$78	$92	$40	$(1,011)
% change (2010 vs. 2009)	(8.1%)	(8.4%)	2.7%	98.9%	8.9%	(5.6%)

Stabilized	$(542)	$(682)	$(233)	$93	$40	$(1,324)
Non-stabilized	$(16)	$19	$311	$(1)	$0	$313
Change	$(558)	$(663)	$78	$92	$40	$(1,011)

•
Increased Maintenance Expense.  Maintenance expenses totaled $27.0 million in fiscal year 2010, compared to $26.4 million in fiscal year 2009.  Maintenance expenses at properties newly acquired in fiscal years 2010 and 2009 added approximately $421,000 to the maintenance expense category during fiscal year 2010, while maintenance expenses at existing properties increased by approximately $120,000, primarily for payroll and taxes and vehicle expenses at our multi-family residential segment resulting in a net increase of approximately $541,000 million or 2.0% in maintenance expenses in fiscal year 2010 compared to fiscal year 2009.  Under the terms of most of our commercial leases, the full cost of maintenance is paid by the tenant as additional rent. For our noncommercial real estate properties, any increase in our maintenance costs must be collected from tenants in the form of general rent increases.

2011 Annual Report 14

Maintenance expenses by reportable segment for the fiscal years ended April 30, 2010 and 2009 are as follows:

	(in thousands)
	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	All Segments

2010	$9,549	$11,127	$4,210	$738	$1,348	$26,972
2009	$9,084	$11,287	$4,046	$566	$1,448	$26,431
Change	$465	$(160)	$164	$172	$(100)	$541
% change (2010 vs. 2009)	5.1%	(1.4%)	4.1%	30.4%	(6.9%)	2.0%

Stabilized	$324	$(186)	$(90)	$172	$(100)	$120
Non-stabilized	$141	$26	$254	$0	$0	$421
Change	$465	$(160)	$164	$172	$(100)	$541

•
Increased Real Estate Tax Expense.  Real estate taxes on properties newly acquired in fiscal years 2010 and 2009 added $192,000 to real estate tax expense (with our commercial industrial segment accounting for $161,000), while real estate taxes on existing properties increased by approximately $941,000, for a total increase of $1.1 million or 3.9% in real estate tax expense in fiscal year 2010 compared to fiscal year 2009, from $29.1 million to $30.2 million.  The increase in real estate taxes was primarily due to higher value assessments or increased tax levies on our stabilized properties.

Real estate tax expense by reportable segment for the fiscal years ended April 30, 2010 and 2009 is as follows:

	(in thousands)
	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	All Segments

2010	$6,316	$14,150	$5,046	$2,550	$2,148	$30,210
2009	$6,654	$13,850	$4,515	$1,878	$2,180	$29,077
Change	$(338)	$300	$531	$672	$(32)	$1,133
% change (2010 vs. 2009)	(5.1%)	2.2%	11.8%	35.8%	(1.5%)	3.9%

Stabilized	$(212)	$262	$412	$511	$(32)	$941
Non-stabilized	$(126)	$38	$119	$161	$0	$192
Change	$(338)	$300	$531	$672	$(32)	$1,133

•
Increased Insurance Expense.  Insurance expense increased in fiscal year 2010 compared to fiscal year 2009, from $2.9 million to $3.6 million, an increase of approximately 26.2%.  Insurance expense at properties newly-acquired in fiscal years 2010 and 2009 added approximately $99,000 to insurance expense, while insurance expense at existing properties increased by approximately $652,000, for an increase of approximately $751,000 in insurance expense in fiscal year 2010 compared to fiscal year 2009.  The increase in insurance expense at stabilized properties is due to an increase in premiums, most notably in our multi-family residential segment of $531,000.

2011 Annual Report 15

Insurance expense by reportable segment for the fiscal years ended April 30, 2010 and 2009 is as follows:

	(in thousands)
	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	All Segments

2010	$1,664	$1,051	$479	$224	$197	$3,615
2009	$1,089	$1,003	$419	$171	$182	$2,864
Change	$575	$48	$60	$53	$15	$751
% change (2010 vs. 2009)	52.8%	4.8%	14.3%	31.0%	8.2%	26.2%

Stabilized	$531	$39	$20	$47	$15	$652
Non-stabilized	$44	$9	$40	$6	$0	$99
Change	$575	$48	$60	$53	$15	$751

•
Increased Property Management Expense.  Property management expense increased in fiscal year 2010 compared to fiscal year 2009, from $16.7 million to $18.4 million, an increase of $1.7 million or approximately 10.0%.  Property management expenses at properties newly acquired in fiscal years 2010 and 2009 added $2.4 million to the property management category during fiscal year 2010 (with our commercial medical segment accounting for $2.2 million) while property management expenses at existing properties decreased by $735,000 primarily as a result of a reduction in bad debt expense.

Property management expense by reportable segment for the fiscal years ended April 30, 2010 and 2009 is as follows:

	(in thousands)
	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	All Segments

2010	$8,783	$3,317	$5,232	$424	$624	$18,380
2009	$7,627	$3,653	$4,207	$434	$795	$16,716
Change	$1,156	$(336)	$1,025	$(10)	$(171)	$1,664
% change (2010 vs. 2009)	15.2%	(9.2%)	24.4%	(2.3%)	(21.5%)	10.0%

Stabilized	$1,036	$(362)	$(1,213)	$(25)	$(171)	$(735)
Non-stabilized	$120	$26	$2,238	$15	$0	$2,399
Change	$1,156	$(336)	$1,025	$(10)	$(171)	$1,664

•
Decreased Mortgage Interest Expense.  Our mortgage interest expense decreased approximately $594,000, or 0.9%, to approximately $63.6 million during fiscal year 2010, compared to $64.2 million in fiscal year 2009. Mortgage interest expense for properties newly acquired in fiscal years 2010 and 2009 added $887,000 to our total mortgage interest expense in fiscal year 2010, while mortgage interest expense on existing properties decreased $1.5 million.  Our overall weighted average interest rate on all outstanding mortgage debt was 6.17% as of April 30, 2010, compared to 6.30% as of April 30, 2009.  Our mortgage debt decreased approximately $12.5 million, or 1.2%, to approximately $1.1 billion as of April 30, 2010, compared to April 30, 2009.

2011 Annual Report 16

Mortgage interest expense by reportable segment for the fiscal years ended April 30, 2010 and 2009 is as follows:

	(in thousands)
	Multi-Family Residential	Commercial Office	Commercial Medical	Commercial Industrial	Commercial Retail	All Segments

2010	$16,540	$22,864	$17,023	$3,884	$3,308	$63,619
2009	$16,159	$23,658	$16,870	$3,743	$3,783	$64,213
Change	$381	$(794)	$153	$141	$(475)	$(594)
% change (2010 vs. 2009)	2.4%	(3.4%)	0.9%	3.8%	(12.6%)	(0.9%)

Stabilized	$325	$(794)	$(457)	$(80)	$(475)	$(1,481)
Non-stabilized	$56	$0	$610	$221	$0	$887
Change	$381	$(794)	$153	$141	$(475)	$(594)

•
Decreased Amortization Expense. The Company allocates a portion of the purchase price paid for properties to in-place lease intangible assets.  The amortization period of these intangible assets is the term of the lease, rather than the estimated life of the buildings and improvements.  The Company accordingly initially records additional amortization expense due to this shorter amortization period, which has the effect in the short term of decreasing the Company’s net income available to common shareholders, as computed in accordance with GAAP.  Amortization expense related to in-places leases totaled $8.6 million in fiscal year 2010, compared to $10.2 million in fiscal year 2009. The decrease in amortization expense in fiscal year 2010 compared to fiscal year 2009 was primarily due to prior years’ acquisitions becoming completely amortized.

•
Increased Administrative expenses.  Administrative expenses totaled $5.7 million in fiscal year 2010, compared to $4.4 million in fiscal year 2009, with the increase due primarily to higher salary and employee incentive compensation expense associated with our internal property management initiative.

Comparison of Results from Commercial and Residential Properties

The following table presents an analysis of the relative investment in (corresponding to “Property owned” on the balance sheet, i.e., cost), and net operating income of, our commercial and multi-family residential properties over the past three fiscal years:

	(in thousands)
Fiscal Years Ended April 30	2011	%	2010	%	2009	%
Real Estate Investments – (cost before depreciation)
Multi-Family Residential	$484,815	27.4%	$556,867	30.9%	$542,547	31.4%
Commercial Office	595,491	33.6%	582,943	32.4%	571,565	33.0%
Commercial Medical	447,831	25.3%	430,229	23.9%	388,219	22.4%
Commercial Industrial	117,602	6.6%	113,249	6.3%	108,103	6.3%
Commercial Retail	125,059	7.1%	117,231	6.5%	119,151	6.9%
Total	$1,770,798	100.0%	$1,800,519	100.0%	$1,729,585	100.0%
Net Operating Income
Multi-Family Residential	$32,709	24.2%	$34,523	25.3%	34,317	25.4%
Commercial Office	41,692	30.8%	45,246	33.1%	45,802	33.9%
Commercial Medical	43,582	32.2%	39,535	28.9%	36,501	27.0%
Commercial Industrial	8,837	6.5%	8,974	6.6%	9,346	6.9%
Commercial Retail	8,455	6.3%	8,419	6.1%	9,154	6.8%
Total	$135,275	100.0%	$136,697	100.0%	$135,120	100.0%

2011 Annual Report 17

Analysis of Lease Expirations and Credit Risk

The following table shows the annual lease expiration percentages and base rent of expiring leases for the total commercial segments properties owned by us as of April 30, 2011, for fiscal years 2012 through 2021, and the leases that will expire during fiscal year 2022 and beyond. Our multi-family residential properties are excluded from this table, since residential leases are generally for a one-year term.

Fiscal Year of Lease Expiration	Square Footage of Expiring Leases	Percentage of Total Commercial Segments Leased Square Footage	Annualized Base Rent of Expiring Leases at Expiration	Percentage of Total Commercial Segments Annualized Base Rent
2012	1,991,437	19.1%	$16,234,582	13.3%
2013	871,687	8.4%	10,734,839	8.8%
2014	1,355,201	13.0%	17,219,669	14.1%
2015	845,870	8.1%	9,831,246	8.0%
2016	1,354,079	13.0%	13,754,067	11.3%
2017	1,077,571	10.4%	13,534,579	11.1%
2018	317,263	3.1%	5,328,258	4.4%
2019	547,109	5.3%	7,277,682	5.9%
2020	327,955	3.2%	4,261,677	3.5%
2021	326,605	3.1%	3,923,576	3.2%
Thereafter	1,386,570	13.3%	20,071,153	16.4%
Totals	10,401,347	100.0%	$122,171,328	100.0%

The following table lists our top ten commercial tenants on April 30, 2011, for all commercial properties owned by us, measured by percentage of total commercial segments’ minimum rents as of April 30, 2011.  Our results of operations are dependent on, among other factors, the economic health of our tenants. We attempt to mitigate tenant credit risk by working to secure creditworthy tenants that meet our underwriting criteria and monitoring our portfolio to identify potential problem tenants. We believe that our credit risk is also mitigated by the fact that no individual tenant accounts for more than approximately 10% of our total real estate rentals, although affiliated entities of Edgewood Vista together accounted for approximately 10.8% of our total commercial segments’ minimum rents as of April 30, 2011.

(in thousands)
Lessee	% of Total Commercial Segments Minimum Rents as of April 30, 2011
Affiliates of Edgewood Vista	10.8%
St. Lukes Hospital of Duluth, Inc.	3.5%
Fairview Health Services	3.1%
Applied Underwriters	2.3%
Affiliates of Siemens USA	2.1%
HealthEast Care System	1.7%
Microsoft (NASDAQ: MSFT)	1.4%
Smurfit - Stone Container (NASDAQ: SSCC)	1.4%
Nebraska Orthopaedic Hospital	1.3%
Arcadis Corporate Services, Inc.	1.2%
All Others	71.2%
Total Monthly Commercial Rent as of April 30, 2011	100.0%

Property Acquisitions

IRET Properties paid approximately $45.6 million for real estate properties added to its portfolio during fiscal year 2011, compared to $55.4 million in fiscal year 2010. The fiscal year 2011 and 2010 additions are detailed below.

2011 Annual Report 18

Fiscal 2011 (May 1, 2010 to April 30, 2011)

	(in thousands)
Acquisitions	Land	Building	Intangible Assets	Acquisition Cost

Multi-Family Residential
24 unit - North Pointe 2 - Bismarck, ND	$159	$1,713	$0	$1,872
44 unit - Sierra Vista - Sioux Falls, SD	241	2,097	0	2,338
	400	3,810	0	4,210

Commercial Office
58,574 sq. ft. Omaha 10802 Farnam Dr - Omaha, NE	2,462	4,374	1,459	8,295

Commercial Medical
14,705 sq. ft. Billings 2300 Grant Road - Billings, MT	649	1,216	657	2,522
14,640 sq. ft. Missoula 3050 Great Northern - Missoula, MT	640	1,331	752	2,723
108,503 sq. ft. Edgewood Vista Minot - Minot, ND	1,046	11,590	2,545	15,181
23,965 sq. ft. Edgewood Vista Spearfish Expansion - Spearfish, SD1	0	2,777	0	2,777
	2,335	16,914	3,954	23,203

Commercial Industrial
42,244 sq. ft. Fargo 1320 45th St N - Fargo, ND2	0	1,634	0	1,634

Commercial Retail
47,709 sq. ft. Minot 1400 31st Ave - Minot, ND	1,026	6,143	1,081	8,250

Total Property Acquisitions	$6,223	$32,875	$6,494	$45,592

(1)	Expansion project placed in service January 10, 2011. Approximately $497,000 of this cost was incurred in the three months ended April 30, 2011.
(2)	Development property placed in service June 22, 2010. Additional costs incurred in fiscal year 2010 totaled $2.3 million, for a total project cost at April 30, 2011 of $3.9 million.

2011 Annual Report 19

Fiscal 2010 (May 1, 2009 to April 30, 2010)

	(in thousands)
Acquisitions	Land	Building	Intangible Assets	Acquisition Cost

Multi-Family Residential
16-unit Northern Valley Apartments - Rochester, MN	$110	$610	$0	$720
48-unit Crown Apartments - Rochester, MN	261	3,289	0	3,550
	371	3,899	0	4,270
Commercial Office
15,000 sq. ft. Minot 2505 16th Street SW - Minot, ND	372	1,724	304	2,400

Commercial Medical
65,160 sq. ft. Casper 1930 E. 12th Street (Park Place) - Casper, WY	439	5,780	1,120	7,339
35,629 sq. ft. Casper 3955 E. 12th Street (Meadow Wind) - Casper, WY	338	5,881	1,120	7,339
47,509 sq. ft. Cheyenne 4010 N. College Drive (Aspen Wind) - Cheyenne, WY	628	9,869	1,960	12,457
54,072 sq. ft. Cheyenne 4606 N. College Drive (Sierra Hills) - Cheyenne, WY	695	7,455	1,410	9,560
35,629 sq. ft. Laramie 1072 N. 22nd Street (Spring Wind) - Laramie, WY	406	6,634	1,265	8,305
	2,506	35,619	6,875	45,000
Commercial Industrial
42,180 sq. ft. Clive 2075 NW 94th Street - Clive, IA	408	2,610	332	3,350

Unimproved Land
Fargo 1320 45th Street N. - Fargo, ND	395	0	0	395

Total Property Acquisitions	$4,052	$43,852	$7,511	$55,415

2011 Annual Report 20

Property Dispositions

During fiscal year 2011, the Company sold four multi-family residential properties and one property in each of its commercial medical, industrial and retail segments, for sales prices totaling approximately $83.3 million, compared to dispositions totaling $560,000 in fiscal year 2010.  The fiscal year 2011 and 2010 dispositions are detailed below.

Fiscal 2011 (May 1, 2010 to April 30, 2011)

	(in thousands)
Dispositions	Sales Price	Book Value and Sales Cost	Gain/(Loss)

Multi-Family Residential
504 unit - Dakota Hill at Valley Ranch - Irving, TX	$36,100	$30,909	$5,191
192 unit - Neighborhood Apartments - Colorado Springs, CO	11,200	9,664	1,536
195 unit - Pinecone Apartments - Fort Collins, CO	15,875	10,422	5,453
210 unit - Miramont Apartments - Fort Collins, CO	17,200	10,732	6,468
	80,375	61,727	18,648

Commercial Medical
1,410 sq. ft. Edgewood Vista Patio Home 4330 - Fargo, ND	205	220	(15)

Commercial Industrial
29,440 sq. ft. Waconia Industrial Building - Waconia, MN	2,300	1,561	739

Commercial Retail
41,000 sq. ft. Ladysmith Pamida - Ladysmith, WI	450	457	(7)

Total Property Dispositions	$83,330	$63,965	$19,365

Fiscal 2010 (May 1, 2009 to April 30, 2010)

	(in thousands)
Dispositions	Sales Price	Book Value and Sales Cost	Gain/(Loss)

Multi-Family Residential 42 unit - Sweetwater Apartments - Grafton, ND	$450	$382	$68

Commercial Office
10,126 sq. ft. 12 South Main - Minot, ND	110	110	0

Total Property Dispositions	$560	$492	$68

Funds From Operations

IRET considers Funds from Operations (“FFO”) a useful measure of performance for an equity REIT. IRET uses the definition of FFO adopted by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT). NAREIT defines FFO to mean “net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.”  In addition, NAREIT’s computation of FFO excludes impairment charges for all periods presented, in accordance with guidance issued October 2011.  Because of limitations of the FFO definition adopted by NAREIT, IRET has made certain interpretations in applying the definition.  IRET believes all such interpretations not specifically provided for in the NAREIT definition are consistent with the definition.

2011 Annual Report 21

IRET management considers that FFO, by excluding depreciation costs, impairment write-downs, the gains or losses from the sale of operating real estate properties and extraordinary items as defined by GAAP, is useful to investors in providing an additional perspective on IRET’s operating results. Historical cost accounting for real estate assets in accordance with GAAP assumes, through depreciation, that the value of real estate assets decreases predictably over time.  However, real estate asset values have historically risen or fallen with market conditions.  NAREIT’s definition of FFO, by excluding depreciation costs, reflects the fact that depreciation charges required by GAAP may not reflect underlying economic realities.  Additionally, the exclusion, in NAREIT’s definition of FFO, of impairment write-downs and gains and losses from the sales of previously depreciated operating real estate assets, allows IRET management and investors to better identify the operating results of the long-term assets that form the core of IRET’s investments, and assists in comparing those operating results between periods.  FFO is used by IRET’s management and investors to identify trends in occupancy rates, rental rates and operating costs.

While FFO is widely used by REITs as a primary performance metric, not all real estate companies use the same definition of FFO or calculate FFO in the same way. Accordingly, FFO presented here is not necessarily comparable to FFO presented by other real estate companies.

FFO should not be considered as an alternative to net income as determined in accordance with GAAP as a measure of IRET’s performance, but rather should be considered as an additional, supplemental measure, and should be viewed in conjunction with net income as presented in the consolidated financial statements included in this report. FFO does not represent cash generated from operating activities in accordance with GAAP, and is not necessarily indicative of sufficient cash flow to fund all of IRET’s needs or its ability to service indebtedness or make distributions.

FFO applicable to common shares and limited partnership units for the fiscal year ended April 30, 2011 was $62.2 million, compared to $63.2 million and $65.0 million for the fiscal years ended April 30, 2010 and 2009, respectively. The increase in FFO in fiscal year 2011 compared to fiscal year 2010 was due to those factors discussed above in the sections titled “Changes in Expenses and Net Income” and “Factors Impacting Net Income During Fiscal Year 2011 as Compared to Fiscal Year 2010.”
Reconciliation of Net Income Attributable to Investors Real Estate Trust to Funds From Operations

For the years ended April 30, 2011, 2010 and 2009:

	(in thousands, except per share and unit amounts)
Fiscal Years Ended April 30,	2011				2010				2009
	Amount	Weighted Avg Shares and Units(2)	Per Share and Unit(3)		Amount	Weighted Avg Shares and Units(2)	Per Share and Unit(3)		Amount	Weighted Avg Shares and Units(2)	Per Share and Unit(3)

Net income attributable to Investors Real Estate Trust	$20,082		$		$4,001		$		$8,526		$
Less dividends to preferred shareholders	(2,372)				(2,372)				(2,372)
Net income available to common shareholders	17,710	78,628		0.22	1,629	69,093		0.03	6,154	58,603		0.11
Adjustments:
Noncontrolling interests – Operating Partnership	4,449	20,154			562	20,825			2,227	21,217
Depreciation and amortization(1)	59,402				59,383				56,295
Impairment of real estate investments	0				1,678				338
Gains on depreciable property sales	(19,365)				(68)				(54)
Funds from operations applicable to common shares and Units	$62,196	98,782		$0.63	$63,184	89,918		$0.70	$64,960	79,820		$0.81

(1)
Real estate depreciation and amortization consists of the sum of depreciation/amortization related to real estate investments and amortization related to non-real estate investments from the Consolidated Statements of Operations, totaling $58,488, $57,416 and $54,395 and depreciation/amortization from Discontinued Operations of $1,186, $2,347 and $2,319, less corporate-related depreciation and amortization on office equipment and other assets of $272, $380 and $419 for the fiscal year ended April 30, 2011, 2010 and 2009.

(2)	UPREIT Units of the Operating Partnership are exchangeable for common shares of beneficial interest on a one-for-one basis.
(3)	Net income is calculated on a per share basis. FFO is calculated on a per share and unit basis.

2011 Annual Report 22

Cash Distributions

The following cash distributions were paid to our common shareholders and UPREIT unitholders during fiscal years 2011, 2010 and 2009:

	Fiscal Years
Quarters	2011	2010	2009
First	$.1715	$.1705	$.1685
Second	.1715	.1710	.1690
Third	.1715	.1715	.1695
Fourth	.1715	.1715	.1700
	$.6860	$.6845	$.6770

The fiscal year 2011 cash distributions increased 0.2% over the cash distributions paid during fiscal year 2010, and fiscal year 2010 cash distributions increased 1.1% over the cash distributions paid during fiscal year 2009.

Liquidity and Capital Resources

Overview

The Company’s principal liquidity demands are maintaining distributions to the holders of the Company’s common and preferred shares of beneficial interest and UPREIT Units, capital improvements and repairs and maintenance to the Company’s properties, acquisition of additional properties, property development, tenant improvements and debt service and repayments.

The Company has historically met its short-term liquidity requirements through net cash flows provided by its operating activities, and, from time to time, through draws on its unsecured lines of credit. Management considers the Company’s ability to generate cash from property operating activities, cash-out refinancing of existing properties and, from time to time, draws on its line of credit to be adequate to meet all operating requirements and to make distributions to its shareholders in accordance with the REIT provisions of the Internal Revenue Code. Budgeted expenditures for ongoing maintenance and capital improvements and renovations to our real estate portfolio are also generally expected to be funded from existing cash on hand, cash flow generated from property operations, cash-out refinancing of existing properties, and/or new borrowings. However, the commercial and residential real estate markets continue to experience significant challenges including reduced occupancies and rental rates as well as restrictions on the availability of financing.  In the event of further deterioration in property operating results, or absent the Company’s ability to successfully continue cash-out refinancing of existing properties and/or new borrowings, the Company may need to consider additional cash preservation alternatives, including scaling back development activities, capital improvements and renovations.

For the fiscal year ended April 30, 2011, the Company paid distributions totaling $56.3 million in cash and $11.4 million in common shares pursuant to our DRIP to common shareholders and unitholders of the Operating Partnership, as compared to net cash provided by operating activities of $58.8 million and funds from operations of $62.2 million.  Additional cash to fund the distribution was provided by property refinancings in which the Company was able to withdraw cash following the placement of new mortgages on Company properties.  Subsequent to the end of fiscal year 2011, the Board of Trustees of the Company approved a plan to reduce the Company’s quarterly distribution to $0.1300 from $0.1715 per common share and limited partnership unit (an indicated annual rate of $0.5200 per share/unit), effective with the next quarterly distribution planned for October 3, 2011.  The Board of Trustees currently intends to maintain this level of cash distribution for at least the next four quarters.   All future distributions remain subject to the discretion of the Company’s Board of Trustees.

To the extent the Company does not satisfy its long-term liquidity requirements, which consist primarily of maturities under the Company’s long-term debt, construction and development activities and potential acquisition opportunities, through net cash flows provided by operating activities and its credit facilities, the Company intends to satisfy such requirements through a combination of funding sources which the Company believes will be available to it, including the issuance of UPREIT Units, additional common or preferred equity, proceeds from the sale of properties, and additional long-term secured or unsecured indebtedness.  However, our ability to raise funds through the sale of equity securities, the sale of properties, and additional long-term secured or unsecured borrowings is dependent on, among other things, general economic conditions, general market conditions for REITs, our operating performance, and the current trading price of our common shares, and the capital and debt markets

2011 Annual Report 23

may not consistently be available at all or on terms that we consider attractive. In particular, as a result of the recent economic downturn and turmoil in the capital markets, the availability of secured and unsecured loans was for a time sharply curtailed. We cannot predict whether these conditions will recur. As a result of general economic conditions in our markets, economic downturns affecting the ability to attract and retain tenants, unfavorable fluctuations in interest rates or our share price, unfavorable changes in the supply of competing properties, or our properties not performing as expected, we may not generate sufficient cash flow from operations or otherwise have access to capital on favorable terms, or at all. If we are unable to obtain capital from other sources, we may not be able to pay the distribution required to maintain our status as a REIT, make required principal and interest payments, make strategic acquisitions or make necessary routine capital improvements or undertake re-development opportunities with respect to our existing portfolio of operating assets. In addition, if a property is mortgaged to secure payment of indebtedness and we are unable to meet mortgage payments, the holder of the mortgage could foreclose on the property, resulting in loss of income and asset values.

Sources and Uses of Cash

As of April 30, 2011, the Company had one secured line of credit with First International Bank and Trust, Watford City, North Dakota, as lead bank. This line of credit matures on August 11, 2013, and had, as of April 30, 2011, lending commitments of $50.0 million, with the capacity to grow to $60.0 million. Participants in the line of credit include several banks whose previous separate credit lines to the Company were terminated during the second quarter of fiscal year 2011 following their consolidation into the First International Bank-led facility. Participants in this secured credit facility as of April 30, 2011 included, in addition to First International Bank, the following financial institutions:  The Bank of North Dakota; First Western Bank and Trust; Dacotah Bank; United Community Bank of North Dakota: American State Bank & Trust Company and Town & Country Credit Union. As of April 30, 2011, the Company had advanced $30.0 million under the line of credit. The line of credit has a minimum outstanding principal balance requirement of $10.0 million. The facility includes customary loan covenants including restrictions regarding minimum debt-service ratios to be maintained in the aggregate and individually on properties in the collateral pool, and the Company is also required to maintain minimum depository account(s) totaling $6.0 million with First International, of which $1.5 million is to be held in a non-interest bearing account. As of April 30, 2011, the management of the Company believes it is in compliance with the facility covenants.

The Company also maintains compensating balances, not restricted as to withdrawal, with several financial institutions in connection with financing received from those institutions and/or to ensure future credit availability, as follows: Dacotah Bank, Minot, North Dakota, a deposit of $350,000; United Community Bank, Minot, North Dakota, deposit of $275,000; Commerce Bank, A Minnesota Banking Corporation, deposit of $250,000; First International Bank, Watford City, North Dakota, deposit of $6.0 million; Peoples State Bank of Velva, North Dakota, deposit of $150,000; Associated Bank, Green Bay, Wisconsin, deposit of $200,000, and Equity Bank, Minnetonka, Minnesota, deposit of $300,000.

In September 2008, the Company filed a shelf registration statement on Form S-3 to offer for sale from time to time common shares and preferred shares.  This registration statement was declared effective in October 2008.  We may sell any combination of common shares and preferred shares up to an aggregate initial offering price of $150.0 million during the period that the registration statement remains effective.  During fiscal year 2011, the Company sold 1.8 million common shares under this registration statement, under its continuous offering program with Robert W. Baird & Co. Incorporated as sales agent, for net proceeds of approximately $15.0 million, before offering expenses but after underwriting discounts and commissions.  As of April 30, 2011, the Company had available securities under this registration statement in the aggregate amount of approximately $18.2 million.  This amount is reserved for issuance under the Company’s continuous offering program with Robert W. Baird & Co. Incorporated.

In April 2010, the Company filed a shelf registration statement on Form S-3 to register any combination of common shares and preferred shares up to an aggregate initial offering price of $150.0 million during the period that the registration statement remains effective.  To date the Company has not issued any common or preferred shares under this registration statement.

Economic conditions in the United States have begun to show some signs of improvement, but the sustainability of a recovery is still uncertain and economic growth has been sluggish and weak.  Credit markets also appear to have stabilized, and in our experience credit availability has improved compared to the recent recessionary period, as bank earnings and liquidity recover, particularly among the larger financial institutions. In fiscal year 2011, however, we observed that while benchmark interest rates such as LIBOR remained near historic lows, underwriting

2011 Annual Report 24

on commercial real estate continued to be more conservative compared to the underwriting standards employed prior to the recessionary period, with recourse security more frequently required, lower amounts of proceeds available, and lenders limiting the amount of financing available to existing relationships in an effort to manage capital allocations and credit risk. Accordingly, while we continue to expect to be able to refinance our maturing debt in our commercial office, medical, industrial and retail segments, we also expect lenders to continue to employ conservative underwriting regarding asset quality, occupancy levels and tenant creditworthiness, and we are correspondingly cautious regarding our ability in fiscal year 2012 to rely on cash-out refinancings at levels we have achieved in recent years to provide funds for investment opportunities and other corporate purposes. Additionally, while to date there has been no material negative impact on our ability to borrow in our multi-family segment, we continue to closely monitor proposals to modify the roles of the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Federal National Mortgage Association (Fannie Mae) in financing multi-family residential properties; we consider that one of the consequences of a modification in the agencies’ roles could potentially be a narrowing of their lending focus away from the smaller secondary or tertiary markets which we generally target, to multi-family residential properties in major metropolitan markets. IRET obtains a majority of its multi-family debt from primarily Freddie Mac, and we continue to plan to refinance a majority of our maturing multi-family debt with these two entities, so any change in their ability or willingness to lend going forward would most likely result in higher loan costs and/or more constricted availability of financing for us.  As of April 30, 2011, approximately 36.4%, or $11.4 million of our mortgage debt maturing in the next twelve months is placed on multi-family residential assets, and approximately 63.6%, or $19.9 million, is placed on properties in our four commercial segments. Mortgage debt maturing in the first two quarters of fiscal year 2012 consists of approximately $7.9 million on multi-family residential assets, and approximately $10.0 million on properties in our four commercial segments. Of this $17.9 million, as of June 30, 2011, we have signed commitments to refinance approximately $6.5 million in commercial debt, and are working to either refinance, renew, pay off with cash or apply credit line facilities to the remainder of the maturing debt.

Despite these market uncertainties, and a continued tightening in credit standards by lenders, IRET during fiscal year 2011 acquired properties with an investment cost totaling $45.6 million.  In fiscal year 2011, IRET disposed of four multi-family residential properties and one property in each of its commercial medical, industrial and retail segments, for sales prices totaling approximately $83.3 million, compared to dispositions totaling $560,000 in fiscal year 2010.

The Company has a Distribution Reinvestment and Share Purchase Plan (“DRIP”). The DRIP provides shareholders of the Company an opportunity to invest their cash distributions in common shares of the Company at a discount (currently 5%) from the market price, and to purchase additional common shares of the Company with voluntary cash contributions, also at a discount to the market price. The maximum monthly investment permitted without prior Company approval is currently $10,000. During fiscal year 2011, the Company revised its DRIP to permit the Company to issue waivers to DRIP participants to provide for investments in excess of the $10,000 maximum monthly investment. No such waivers were granted during fiscal year 2011. During fiscal year 2011, approximately 1.7 million common shares were issued under the DRIP plan, with an additional 1.4 million common shares issued during fiscal year 2010, and 1.3 million common shares issued during fiscal year 2009.

The issuance of UPREIT Units for property acquisitions continues to be a source of capital for the Company.  Approximately 555,000 units were issued in connection with property acquisitions during fiscal year 2011, and approximately 390,000 units and 362,000 units, respectively, were issued in connection with property acquisitions during fiscal years 2010 and 2009.

As a result of the issuance of common shares pursuant to our shelf registration statement and distribution reinvestment plan, net of fractional shares repurchased, the Company’s equity capital increased during fiscal 2011 by $31.2 million. Additionally, the equity capital of the Company increased by $5.0 million as a result of contributions of real estate in exchange for UPREIT units, as summarized above, resulting in a total increase in equity capital of $36.2 million from these sources during fiscal year 2011. The Company’s equity capital increased by $122.8 million and $21.1 million in fiscal years 2010 and 2009, respectively, as a result of the issuance of common shares pursuant to our shelf registration statement and distribution reinvestment plan, net of fractional shares repurchased, and contributions of real estate in exchange for UPREIT units.

Cash and cash equivalents on April 30, 2011 totaled $41.2 million, compared to $54.8 million and $33.2 million on the same date in 2010 and 2009, respectively. Net cash provided by operating activities decreased slightly to $58.8 million in fiscal year 2011 from $61.4 million in fiscal year 2010 due primarily to changes in deferred charges and

2011 Annual Report 25

accounts payable, accrued expenses, and other liabilities. Despite a decrease in net income, net cash provided by operating activities increased slightly to $61.4 million in fiscal year 2010 from $60.1 million in fiscal year 2009, due to multiple factors including changes in accounts receivable, accounts payable and other non-cash items.

Net cash provided by investing activities was $11.7 million in fiscal year 2011, compared to $79.0 million of net cash used by investing activities in fiscal year 2010. Net cash used by investing activities was $54.4 million in fiscal year 2009. The increase in net cash provided by investing activities in fiscal year 2011 compared to fiscal year 2010 was primarily a result of an increase in proceeds from the sale of real estate coupled with a reduction in expenditures for acquisitions and improvements of real estate investments. Net cash used by financing activities during fiscal year 2011 was $84.1 million, compared to $39.1 million provided by financing activities during fiscal year 2010, with the change due primarily to a decrease in proceeds from the sale of common shares, a decrease in proceeds from mortgages payable and an increase in principal payments on mortgages payable. Net cash provided by financing activities during fiscal year 2010 was $39.1 million, compared to $26.0 million used by financing activities during fiscal year 2009. The difference was due primarily to an increase in proceeds from the sale of common shares and an increase in proceeds from mortgage borrowings and refinancings, net of principal payments on mortgages.

Financial Condition

Mortgage Loan Indebtedness. Mortgage loan indebtedness decreased to $993.8 million on April 30, 2011 from  $1.1 billion on April 30, 2010, due to principal payments and loan payoffs, net of new debt. Approximately 99.8% of such mortgage debt is at fixed rates of interest, with staggered maturities. This limits the Company’s exposure to changes in interest rates, which minimizes the effect of interest rate fluctuations on the Company’s results of operations and cash flows. As of April 30, 2011, the weighted average rate of interest on the Company’s mortgage debt was 5.92%, compared to 6.17% on April 30, 2010.

Revolving lines of credit. As of April 30, 2011, the Company had one secured line of credit with First International Bank and Trust, Watford City, North Dakota, as lead bank. This line of credit matures on August 11, 2013, and had, as of April 30, 2011, lending commitments of $50.0 million, with the capacity to grow to $60.0 million. Participants in the line of credit include several banks whose previous separate credit lines to the Company were terminated during the second quarter of fiscal year 2011 following their consolidation into the First International Bank-led facility. Participants in this secured credit facility as of April 30, 2011 included, in addition to First International Bank, the following financial institutions:  The Bank of North Dakota; First Western Bank and Trust; Dacotah Bank; United Community Bank of North Dakota: American State Bank & Trust Company and Town & Country Credit Union. As of April 30, 2011, the Company had advanced $30.0 million under the line of credit. The line of credit has a minimum outstanding principal balance requirement of $10.0 million. The facility includes customary loan covenants including restrictions regarding minimum debt-service ratios to be maintained in the aggregate and individually on properties in the collateral pool, and the Company is also required to maintain minimum depository account(s) totaling $6.0 million with First International, of which $1.5 million is to be held in a non-interest bearing account. As of April 30, 2011, the management of the Company believes it is in compliance with the facility covenants.

Mortgage Loans Receivable. Mortgage loans receivable net of allowance decreased to approximately $156,000 at April 30, 2011, from approximately $158,000 at April 30, 2010.

Property Owned. Property owned was $1.8 billion at April 30, 2011 and 2010. Acquisitions and improvements to existing properties in fiscal year 2011, offset by fiscal year 2011 dispositions, resulted in no net increase in property owned as of April 30, 2011 compared to April 30, 2010.

Cash and Cash Equivalents. Cash and cash equivalents on April 30, 2011 totaled $41.2 million, compared to $54.8 million on April 30, 2010. The decrease in cash on hand on April 30, 2011, as compared to April 30, 2010, was due primarily to the acquisition and development of property, as well as the paying down of mortgage debt.

Marketable Securities. IRET’s investment in marketable securities classified as available-for-sale increased to  approximately $625,000 on April 30, 2011, from $420,000 on April 30, 2010. Marketable securities are held available for sale and, from time to time, the Company invests excess funds in such securities or uses the funds so invested for operational purposes.

Operating Partnership Units. Outstanding limited partnership units in the Operating Partnership decreased to 20.1 million units on April 30, 2011, compared to 20.5 million units on April 30, 2010. The decrease in units outstanding

2011 Annual Report 26

at April 30, 2011 as compared to April 30, 2010, resulted primarily from the conversion of units to shares, net of units issued in exchange for property.

Common and Preferred Shares of Beneficial Interest. Common shares of beneficial interest outstanding on April 30, 2011 totaled 80.5 million compared to 75.8 million common shares outstanding on April 30, 2010. This increase in common shares outstanding from April 30, 2010 to April 30, 2011 was due to the issuance of common shares pursuant to our shelf registration statement and distribution reinvestment plan. During the first quarter of fiscal year 2011, the Company sold 1.8 million common shares under its continuous offering program with Robert W. Baird & Co. Incorporated as sales agent.  The net proceeds (before offering expenses but after underwriting discounts and commissions) from the offering of $15.0 million were used for general corporate purposes including the acquisition of investment properties. The Company issued common shares pursuant to our Distribution Reinvestment and Share Purchase Plan, consisting of approximately 1.7 million common shares issued during fiscal year 2011, for a total value of approximately $14.5 million. Conversions of approximately 1.0 million UPREIT Units to common shares during fiscal year 2011, for a total of approximately $6.9 million in IRET shareholders’ equity, also increased the Company’s common shares of beneficial interest outstanding during the twelve months ended April 30, 2011 compared to the twelve months ended April 30, 2010. Preferred shares of beneficial interest outstanding on April 30, 2011 and 2010 totaled 1.2 million.

Contractual Obligations and Other Commitments

The primary contractual obligations of the Company relate to its borrowings under its line of credit and mortgage notes payable. The Company’s line of credit matures in August 2013, and had $30.0 million in loans outstanding at April 30, 2011. The principal and interest payments on the mortgage notes payable for the years subsequent to April 30, 2011, are included in the table below as “Long-term debt.” Interest due on variable rate mortgage notes is calculated using rates in effect on April 30, 2011. The “Other Debt” category consists of principal and interest payments on new loans for our Jamestown Mall and Trinity Hospital build-to-suit development projects, which are financed with Recovery Zone Facility Bonds, and of an unsecured promissory note issued by the Company to the sellers of an office/warehouse property located in Minnesota (a portion of the purchase price was paid by the Company in the form of a $1.0 million promissory note with a ten-year term; if the tenant defaults in the initial terms of the lease, the then-current balance of the promissory note is forfeited to the Company).

As of April 30, 2011, the Company was a tenant under operating ground or air rights leases on eleven of its properties. The Company pays a total of approximately $501,000 per year in rent under these leases, which have remaining terms ranging from 1.3 to 90 years, and expiration dates ranging from July 2012 to October 2100.

Purchase obligations of the Company represent those costs that the Company is contractually obligated to pay in the future. The Company’s significant purchase obligations as of April 30, 2011, which the Company expects to finance through debt and operating cash, are summarized in the following table. The significant components in the purchase obligation category are costs for construction and expansion projects and capital improvements at the Company’s properties. Purchase obligations that are contingent upon the achievement of certain milestones are not included in the table below, nor are service orders or contracts for the provision of routine maintenance services at our properties, such as landscaping and grounds maintenance, since these arrangements are generally based on current needs, are filled by our service providers within short time horizons, and may be cancelled without penalty. The expected timing of payment of the obligations discussed below is estimated based on current information.

	(in thousands)
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Long-term debt (principal and interest)	$1,346,133	$116,388	$220,952	$257,208	$751,585
Line of credit(1)	$30,000	$0	$30,000	$0	$0
Other Debt (principal and interest)	$12,649	$543	$1,162	$1,150	$9,794
Operating Lease Obligations	$24,960	$501	$999	$974	$22,486
Purchase Obligations	$5,125	$5,125	$0	$0	$0

(1)	Amount includes principal payments only. The Company will pay interest on outstanding indebtedness based on the rates and terms summarized in Note 7 to the Consolidated Financial Statements.

2011 Annual Report 27

Off-Balance-Sheet Arrangements

As of April 30, 2011, the Company had no significant off-balance-sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

Recent Developments

Common and Preferred Share Distributions. On June 30, 2011, the Company paid a distribution of 51.56 cents per share on the Company’s Series A Cumulative Redeemable Preferred Shares, to preferred shareholders of record on June 15, 2011. On July 1, 2011, the Company paid a distribution of 17.15 cents per share on the Company’s common shares of beneficial interest, to common shareholders and UPREIT unitholders of record on June 15, 2011. Subsequent to the end of fiscal year 2011, the Company’s Board of Trustees approved a plan to reduce the Company’s quarterly distribution to $0.1300 from $0.1715 per common share and limited partnership unit, effective with the next quarterly distribution planned for October 3, 2011.  The Board of Trustees currently intends to maintain this level of cash distribution for at least the next four quarters.  All future distributions remain subject to the discretion of the Company’s Board of Trustees.

Pending Acquisitions.  The Company has signed purchase agreements to acquire the following properties; all of these pending acquisitions are subject to various closing conditions and contingencies, and no assurances can be given that any of these acquisitions will be completed:

A 147-unit multi-family residential property in St. Cloud, Minnesota for a purchase price totaling approximately $10.9 million, of which approximately $7.2 million would consist of the assumption of existing debt, with the remaining approximately $3.7 million paid in cash (approximately $2.2 million) and by the issuance of limited partnership units of the Operating Partnership valued at approximately $1.5 million;

Two multi-family residential projects in Billings, Montana with a total of 36 units, for a purchase price totaling approximately $2.1 million, of which approximately $2.0 million would be paid through the issuance of limited partnership units of the Operating Partnership;

Two multi-family residential properties in Sioux Falls, South Dakota, with 50 units and 24 units, respectively, for purchase prices of $4.7 million and $2.3 million, respectively, to be paid in cash;

Six senior housing projects located in Boise, Idaho and towns surrounding Boise, with a total of approximately 209 units, for a total purchase price of approximately $29.5 million.  The Company currently expects that this acquisition will close in the second quarter of the current fiscal year, although, as noted above, the acquisition is subject to various closing conditions and contingencies, and no assurance can be given that the acquisition will be completed.

Subsequent to the end of fiscal year 2011, the Company terminated its previously-disclosed agreement for the purchase of a retail property located in Robbinsdale, Minnesota.

Development Projects.  Subsequent to the end of fiscal year 2011, in June 2011, the Company commenced construction on an approximately 159-unit apartment project in Rochester, Minnesota, located adjacent to its existing Quarry Ridge Apartment Homes.  The Company currently estimates that construction costs will total approximately $19.4 million, and that the project will be completed in approximately 14 months.

2011 Annual Report 28